Exhibit 10.1

SUBLEASE

THIS AGREEMENT OF SUBLEASE (“Sublease”) made as of July 19, 2021, by and between DataRobot, Inc., a Delaware corporation, having an office at 225 Franklin Street, Boston, MA 02110 (“Sublandlord”), and Atea Pharmaceuticals, Inc., a Delaware corporation, having an office at 125 Summer Street, Boston, MA 02110 (“Subtenant”).

W I T N E S S E T H:

A. Pursuant to an Office Lease Agreement dated as of December 13, 2018 (“Original Lease”), as amended by (i) First Amendment to Lease dated as of June 18, 2019 (“First Amendment”), (ii) Second Amendment to Lease dated as of August 28, 1919 (“Second Amendment”), (iii) Third Amendment to Lease dated as of December ___, 2020 (“Third Amendment”) (collectively, the “Prime Lease”), 225 Franklin Owner (DE) LLC (“Prime Landlord”) leased to Sublandlord approximately 127,482 rentable square feet of office space (the “Premises”) in the building located at 225 Franklin Street, Boston, Massachusetts (the “Building”); and

B. Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, approximately 17,544 rentable square feet of the Premises, which space (the “Subleased Premises”) consists of a portion of the twenty first (21st) floor of the Building shown as cross-hatched on the 21st Floor plan annexed hereto as Exhibit A);

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, Sublandlord and Subtenant hereby agree as follows:

1. Defined Terms. Any capitalized terms used in this Sublease but not defined herein shall have the meaning ascribed to said terms in the Prime Lease.

2. Demise. Subject to the Prime Landlord’s delivery of the Consent (as hereinafter defined), Sublandlord hereby subleases and demises to Subtenant, and Subtenant hereby takes and rents from Sublandlord, the Subleased Premises, in accordance with and subject to the terms and conditions of this Sublease. The Subleased Premises are hereby conclusively agreed to contain 17,544 rentable square feet. This Sublease is subject and subordinate to the Prime Lease and to the lien of any mortgage that may now or at any time in the future encumber the Building and/or the land on which the Building is located.

3. Sublease Term; Commencement Date. The term of this Sublease (the “Term”) shall commence on the on the date (the “Commencement Date”) which is the earlier to occur of (i) the date Subtenant first takes occupancy of the Subleased Premises for the purposes of conducting its business therein and (ii) January 1, 2022 (the “Delivery Date”), and shall expire on December 31, 2026, unless terminated earlier in accordance with the provisions of this Sublease (the “Expiration Date”). Notwithstanding anything to the contrary set forth in this Sublease, in no event shall the Commencement Date occur prior to (a) receipt of a fully executed Consent from the Prime Landlord or (b) January 1, 2022 unless Subtenant shall, in its sole discretion, elect to take occupancy of the Premises for the purpose of conducting its business therein prior to January 1, 2022. The existence of this Sublease is dependent and conditioned upon the continued existence of the Prime Lease, and this Sublease shall automatically terminate on the termination, cancellation or expiration of the Prime Lease.

4. Use. The Subleased Premises shall be used by Subtenant for general office purposes for the conduct of Subtenant’s business and uses ancillary thereto which would not violate the Prime Lease, and for no other purpose whatsoever. Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease, Subtenant shall not cause or permit any hazardous substance, material or waste (other than hazardous substances contained in typical office products, such as toner or whiteout) to be brought, kept or stored on or about the Subleased Premises, and Subtenant shall not engage in, or permit any other person or entity to engage in, any activity, operation or business on or about the Subleased Premises which involves the generation, manufacture, refining, transportation, treatment, storage, handling or disposal of any hazardous substance, material or waste. Notwithstanding the foregoing, Subtenant shall be permitted to use substances customarily used in an office setting, including, without limitation, cleaning solvents, toner, etc. provided that such materials are stored, used and maintained in compliance with applicable laws.

5. Rental. (a) Subtenant shall pay to Sublandlord the following base rent in respect of the Term (“Base Rent”):

Period	Per Annum	Per Month
First Lease Year	$789,480.00	$65,790.00
Second Lease Year	$805,269.60	$67,105.80
Third Lease Year	$821,374.99	$68,447.92
Fourth Lease Year	$837,802.49	$69,816.87
Fifth Lease Year (terminating on the Expiration Date)	$854,558.54	$71,213.21

The term “First Lease Year” as used in this Sublease shall mean the twelve (12) calendar month period commencing the Commencement Date plus the partial month, if any, caused by the Commencement Date falling on other than the first day of a calendar month. Each subsequent “Lease Year shall mean each succeeding 12-month period occurring during the Term. If the Commencement Date occurs on a day other than the first day of a calendar month, the Base Rent payable for such partial month shall be prorated on a per diem basis based upon the actual number of days in such month and shall be paid on the first day of the month following the month in which the Commencement Date occurs.

The Base Rent shall be paid in advance, without notice, in equal monthly installments, on or before the first (1st) day of each calendar month occurring during the Term; provided, however, Subtenant shall pay the first (1st) monthly installment of Base Rent concurrent with Subtenant’s execution of this Sublease.

(b) If Subtenant is required to pay to Sublandlord any other amounts under this Sublease (such other amounts, “Additional Rent”), the Additional Rent shall be paid to Sublandlord within twenty (20) days after receipt of a statement for such Additional Rent, unless otherwise expressly provided in this Sublease.

(c) The Base Rent and the Additional Rent (each, and collectively, “Rental”) shall be paid to Sublandlord at the office of Sublandlord set forth above or to such other place as Sublandlord may designate in writing, without any offset, set-off, counterclaim, abatement or deduction whatsoever, in lawful money of the United States which shall be legal tender in payment of all debts and dues, public or private, at the time of payment.

(d) If Subtenant fails to make any payment of Additional Rent when due subject to the applicable grace and/or cure period, Sublandlord shall be entitled to exercise the same rights and remedies with respect thereto as with respect to a default in the payment of Base Rent.

(e) If Subtenant shall fail to pay when due any Rental payable by Subtenant hereunder, Subtenant shall pay to Sublandlord, in addition to such Rental, a late charge equal to five (5%) percent of the unpaid Rental. In addition, Subtenant shall pay to Sublandlord interest accruing thereon from the date due until the date paid at the Default Rate (defined below) per annum. The “Default Rate” shall be the rate equal to the lesser of (a) six (6) percentage points above the then current rate publicly announced by

Citibank, N.A., or its successor as its “base rate” (or such other term as may be used by Citibank, N.A. from time to time for the rate presently referred to as its “base rate”) or (b) the maximum rate permitted by applicable law. Subtenant shall be entitled to a one-time waiver of the foregoing late charge and interest the first time Subtenant is late in payment during any twelve (12) month period, provided Subtenant pays the unpaid amount in full within three (3) business days after notice thereof from Sublandlord.

(f) Sublandlord’s failure to deliver any statements or bills required to be delivered to Subtenant hereunder, or Sublandlord’s failure to make a demand under this Sublease, shall not be a waiver of, or cause Sublandlord to forfeit or surrender, its rights to collect any Rental which may have become due pursuant to this Sublease. Subtenant’s liability for Rental accruing during the Term shall survive the expiration or sooner termination of this Sublease.

6. Expenses, Taxes and Other Additional Rent Required under the Prime Lease.

(a) Pursuant to Section 4 and Exhibit B of the Prime Lease, Subtenant shall pay to Sublandlord as Additional Rent: (i) commencing on January 1, 2022 and continuing for the remainder of the Term, an amount equal to the product of the Expense Excess multiplied by Subtenant’s Proportionate Share; and (ii) commencing on July 1, 2022 and continuing for the remainder of the Term, an amount equal to the product of the Tax Excess multiplied by Subtenant’s Proportionate Share. Sublandlord shall provide Subtenant with copies of the statements received by Sublandlord from the Prime Landlord regarding Expenses, Taxes and reconciliations thereof within thirty (30) days after receipt and include the computation of the amount due from Subtenant pursuant to this Sublease. Subtenant shall pay to Sublandlord estimated payments as reasonably determined by Sublandlord toward Subtenant’s annual obligations under this Section 6(a) hereunder on a monthly basis on the first (1st) day of each calendar month during the Term, subject to annual reconciliation. For the purposes of incorporating the provisions of Section 4 and Exhibit B of the Original Lease into this Sublease, the following definitions shall apply: (i) the term “Base Year” for Expenses shall mean the calendar year commencing January 1, 2022 and expiring on December 31, 2022; (ii) the term “Base Year” for Taxes shall mean the fiscal year 2022; and (iii) the term “Subtenant’s Proportionate Share” shall mean 1.86%. Sublandlord shall promptly refund or credit to Subtenant all excess payments of Additional Rent paid by Subtenant hereunder upon receipt thereof from Prime Landlord.

(b) Except as otherwise expressly varied by the provisions hereof (by way of example, payments of Base Rent), Subtenant shall be obligated to reimburse Sublandlord, as Additional Rent, for all amounts paid by Sublandlord to Prime Landlord that are attributable to Subtenant’s use and occupancy of the Subleased Premises, provided that if such amounts are in respect of additional services provided by the Prime Landlord, Subtenant shall only pay such amounts to the extent such additional services are requested by Subtenant. Such payments shall be paid within ten (10) business days after Subtenant’s receipt of a statement setting such amounts.

(c) From and after the Delivery Date and thereafter throughout the Term, Subtenant shall pay to Sublandlord for all electricity service provided to the Subleased Premises such amounts and in the manner and at the times set forth in Section 7.02 of the Original Lease as registered on the submeter (as currently existing) which measures solely the electrical service provided to the Subleased Premises.

7. Services. Subtenant shall have and enjoy the same rights to have facilities and services for the Subleased Premises as is furnished by Prime Landlord for Sublandlord under the Prime Lease for the Premises. Sublandlord is not in a position to, nor shall Sublandlord be required to or have any liability for, furnishing to Subtenant any water, sewer, gas, heat, electricity, air conditioning, light, power, parking or any other facilities, materials or services of any kind whatsoever, whether or not specified in the Sublease or the Prime Lease or required by law, including, without limitation, making any repairs or restorations arising from or in connection with a casualty or condemnation, or complying with any laws or requirements of any governmental authorities, with respect to the Subleased Premises or to the Building or any of its public or common areas. The performance by the Prime Landlord of its obligations under the Prime Lease shall, for all purposes of this Sublease be deemed to be the performance of such obligations by Sublandlord, and Sublandlord’s obligations under the Sublease shall be fully discharged to the extent to which such obligations are performed by the Prime Landlord under the Prime Lease. Notwithstanding the foregoing, Sublandlord shall use reasonable efforts (excluding litigation) to obtain performance by the Prime Landlord of its obligations under the Prime Lease, with the reasonable cost of such efforts to be borne solely by Subtenant to the extent such performance relates to the Subleased Premises and to be shared on a proportionate share basis by Sublandlord and Subtenant if such performance also relates to portions of the Premises other than the Subleased Premises.

8. Representations and Warranties. Sublandlord represents and warrants to Subtenant that as of the date of this Sublease, (a) a true and complete copy of the Prime Lease (excluding any redacted terms and conditions not relevant to Subtenant) is attached hereto and made a part hereof as Exhibit B, (b) the Prime Lease is in full force and effect in accordance with its terms and Prime Landlord has not issued any notice or taken any other step or action the purpose of which is to terminate the Prime Lease or exercise any other remedies under the Prime Lease, (c) to Sublandlord’s knowledge there is no existing event of default or event which with the giving of notice or the passage of time or both which would become an event of default by Prime Landlord or Sublandlord under the Prime Lease, (d) Sublandlord is not the debtor in any pending bankruptcy or insolvency proceeding, (e) Sublandlord is the tenant under the Prime Lease and subject to obtaining the Consent of the Prime Landlord, has the authority to enter into this Sublease, and (f) there is no existing sublet, assignment or other occupancy agreement by Sublandlord to another person or entity of all or any portion of the Subleased Premises.

9. Incorporation of Prime Lease Provisions.

(a) Except to the extent modified by or inconsistent with the terms and conditions of this Sublease, the terms, covenants and conditions of the Prime Lease (i) are incorporated herein by reference, (ii) as to those to be performed or complied with by the tenant named therein, shall be performed by Subtenant with respect to the Subleased Premises from and after the Commencement Date, and (iii) shall have the same force and effect as though herein set forth at length. For the purposes of such incorporation, the term “Landlord” as used therein shall refer to Sublandlord, the term “Tenant” as used therein shall refer to Subtenant, the term “Premises” or “Demised Premises” as used therein shall refer to the Subleased Premises, the term “Term” as used therein shall refer to the Term of this Sublease, the term “this Lease” as used therein shall refer to this Sublease, and the term “Commencement Date” as used therein shall refer to the Commencement Date set forth in Section 3 herein. From and after the Commencement Date, all acts to be done by Sublandlord, as tenant under the Prime Lease, and all obligations of Sublandlord, as tenant under the Prime Lease, shall be done or performed by Subtenant solely with respect to the Subleased Premises, except as otherwise provided by this Sublease, and Subtenant’s obligations shall run to Sublandlord and Prime Landlord as Sublandlord may determine to be appropriate or to be required by the respective interests of Sublandlord and Prime Landlord. Nothing in this Sublease shall be construed or deemed to grant any right to Subtenant in excess of Sublandlord’s rights under the Prime Lease or to permit a violation of the Prime Lease. Subtenant shall timely observe and perform with respect to the Subleased Premises all covenants and conditions required to be observed or performed by Sublandlord under the Prime Lease with respect to the Subleased Premises, except to the extent otherwise expressly set forth herein. In the event of any conflict between the provisions of the Prime Lease and this Sublease, the provisions of this Sublease shall control. If the Prime Lease shall be terminated by reason of a default on the part of Subtenant with respect to any of the terms or conditions of this Sublease, Sublandlord shall be entitled to recover from Subtenant (A) such amount or amounts as will be equal the damages which Prime Landlord shall be entitled to recover from Sublandlord in connection with such termination and expenses incurred by Sublandlord in collecting such amounts, including, without limitation, reasonable attorneys’ fees and disbursements, and Sublandlord shall have the right to pursue its other rights and remedies against Subtenant that are available under applicable law, except that Sublandlord shall not be entitled to any indirect or consequential damages, such as loss of profits. Sublandlord and Subtenant shall each deliver to the other copies of all notices, requests or demands that relate to the Subleased Premises or any portion thereof promptly from Prime Landlord under the Prime Lease by notice given in accordance with the provisions of Section 9(d) herein.

(b) The following provisions of the Prime Lease are hereby deleted for purposes of incorporation of the Prime Lease into this Sublease: in the Original Lease, the definitions contained in Sections 1.04, 1.05, 1.06, 1.07, 1.08, 1.09, 1.10, 1.11, and 1.14; Section 3.01, 3.02; Article 6; the last two (2) sentences of Section 20.01; 21.09; Sections 2 and 3 of Exhibit F; all provisions of the First Amendment; in the Second Amendment, Section 2(b) and (c), Section 3, Articles 5 and 6; and Section 11(d); and in the Third Amendment, Article 4 and Section 5(d).

(c) In all provisions of the Prime Lease requiring the approval or consent of Prime Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Prime Landlord, and Sublandlord shall not unreasonably withhold or delay its approval or consent to the requested matter, provided, however, if Prime Landlord withholds its approval or consent in any instance in which such approval or consent is so required, Sublandlord’s refusal to give its approval or consent in such instance shall be deemed reasonable. If Subtenant requests Sublandlord in writing to request the consent of Prime Landlord in any situation where such consent is required hereunder or under the Prime Lease, Sublandlord shall promptly request such consent from Prime Landlord. In making any such request, Sublandlord shall be acting solely as agent for Subtenant in order to satisfy any requirement of the Prime Lease that Sublandlord request such consent from Prime Landlord.

(d) For purposes of incorporating the provisions of Section 12 of the Original Lease into this Sublease, the address for Sublandlord shall be the address set forth on the first page of this Sublease and sent to the attention of Chief Financial Officer, with a copy to General Counsel, and the address for Subtenant shall be the address set forth on the first page of this Sublease. Each party may designate a different address for notices from time to time by written notice given to the other party.

10. Condition of Subleased Premises. The Subleased Premises have been inspected by Subtenant who agrees to accept the same in its “as is” condition as of the date hereof, without reliance on any representations or warranties whatsoever of Sublandlord concerning the Subleased Premises (including the physical condition thereof) except as specifically set forth in this Sublease, and Sublandlord shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Subleased Premises, or any portion thereof, for Subtenant’s occupancy, except that Sublandlord shall deliver the Subleased Premises in broom swept condition. Sublandlord represents, that (a) Sublandlord has not received written notice from any governmental authority that the Subleased Premises are in violation of any applicable laws, and (b) to Sublandlord’s actual knowledge, without a duty to investigate, there are no damages or defects with respect to the Premises that would not be discoverable during a visual inspection.

11. Initial Subtenant Work.

(a) Subject to the terms and conditions of this Sublease, Subtenant shall, at its sole cost and expense, perform all alterations, decorations, additions or otherwise required in order for Subtenant to utilize the Subleased Premises for the purpose of conducting its business therein. Except as otherwise expressly provided in the Prime Lease as to alterations by the Tenant therein permitted without the Prime Landlord’s consent, Subtenant shall not be permitted to make any alterations, modifications, or improvements to the Subleased Premises without obtaining the prior written consent of Sublandlord and Prime Landlord and without complying with the applicable provisions of this Sublease and the Prime Lease, in particular but without limitation, Article 8 of the Original Lease, Exhibit B-1 of the Second Amendment, and Article 3 of the Third Amendment (collectively, the “Initial Work Provisions”). Sublandlord shall not unreasonably withhold, delay or condition its consent to the proposed Initial Subtenant Work.

Sublandlord’s consent shall be deemed given if (i) Prime Landlord has consented to or approved the proposed Initial Subtenant Work and (ii) Sublandlord fails to respond to Subtenant’s request for consent within fifteen (15) days after Subtenant’s request therefor delivered together with construction drawings and specifications prepared by a licensed Massachusetts architect and in the form required for submission for permit with respect to such Initial Subtenant Work.

(b) Sublandlord shall pay to or on behalf of Subtenant an allowance in an amount not exceeding $877,200.00 (the “Subtenant Allowance”) towards the so-called “hard” costs for leasehold improvements performed by Subtenant in preparing the Subleased Premises for initial occupancy, subject to and in accordance with the provisions of this Sublease and the Initial Work Provisions (the “Initial Subtenant Work”). All Initial Subtenant Work shall be performed and constructed by Subtenant in the manner provided in the Initial Work Provisions. For the purpose of incorporation of such provisions herein, any reference to “Expansion Premises Initial Tenant Work” shall to refer to the Initial Subtenant Work, any reference to the “Expansion Premises Allowance” shall refer to the Subtenant Allowance, and any reference to the “Expansion Premises” shall refer to the Subleased Premises, with other terms in the Initial Work Provisions comparably adjusted by substituting “Subtenant” for “Tenant” as appropriate. Subtenant shall submit all requisitions (and related requisition packages) for the Subtenant Allowance to Sublandlord, who shall promptly submit the requisition and related package to Prime Landlord for review, approval and payment to Sublandlord. With respect to any requisition of the Subtenant Allowance submitted by Subtenant to Sublandlord, Sublandlord shall pay the amount requested or the portion thereof to which Subtenant shall be entitled pursuant to the provisions of this Sublease within ten (10) days after the date that the Prime Landlord shall have approved such requisition (and related required package) and paid the corresponding payment of the Expansion Premises Allowance to Sublandlord. Any excess of the cost of the Initial Subtenant Work over the Subtenant Allowance shall be timely paid by Subtenant. Notwithstanding anything to the contrary set forth herein, the expiration date of May 31, 2022 set forth in Section 3 of the Third Amendment for Sublandlord’s submittal of requisitions for the Expansion Premises Allowance as applied to Subtenant’s requisitions of the Subtenant Allowance shall be April 30, 2022 and any portion of the Subtenant Allowance with respect to which Subtenant shall have not submitted the requisition package therefore by April 30, 2022 shall be deemed forfeited. Subtenant shall have no interest in any portion of the Expansion Premises Allowance which is not paid by Prime Landlord to Sublandlord in payment of the Subtenant Allowance, all of which shall revert and be available to Sublandlord. Within sixty (60) days following the execution of this Sublease, Subtenant shall submit to Sublandlord and Prime Landlord the final EP Construction Documents for the Initial Subtenant Work in a form suitable for Prime Landlord’s review, as provided in the Initial Work Provisions, and shall comply with all requirements under the Initial Work Provisions in connection therewith. Subtenant shall provide Sublandlord with a copy of each requisition package and the Close-Out Materials for the final disbursement of the Subtenant Allowance submitted to Prime Landlord. Notwithstanding anything herein to the contrary, in no event shall Sublandlord be responsible for any payment or reimbursement obligations of any kind or nature in connection with Subtenant’s Work once the aggregate payments or reimbursements by Prime Landlord in connection therewith equals the Subtenant Allowance.

12. Assignment and Subletting. Subtenant shall not assign this Sublease, nor sublet the Subleased Premises or any part thereof nor permit any other person or entity to occupy all or any portion of the Subleased Premises without obtaining in each instance, the prior written consent of Sublandlord and, if required under the Prime Lease, the prior written consent of Prime Landlord. Sublandlord shall not unreasonably withhold or delay such consent. The provisions of Article 11 of the Prime Lease are hereby incorporated herein in the manner set forth in Article 9 of this Sublease. Subtenant shall not have any right to hypothecate, mortgage or otherwise encumber this Sublease.

13. Insurance. From and after the Delivery Date, Subtenant shall maintain insurance in accordance with the provisions of Article 13 of the Prime Lease solely as it applies to the Subleased Premises, except that Prime Landlord and Sublandlord shall be named as additional insureds on such policies. Subtenant shall deliver to Sublandlord the certificate(s) evidencing such insurance on or before the Commencement Date and thereafter in accordance with the terms of the Prime Lease. Each of Subtenant and Sublandlord hereby waives and release all claims against the other party for damage or loss to its property which would be covered by a Special Form policy of insurance covering such property, whether or not such insurance is in place and collectible.

14. Default. (a) Sublandlord reserves the right to terminate this Sublease and Subtenant’s occupancy of the Subleased Premises on ten (10) business days written notice to Subtenant in the event that (i) Subtenant fails to make any monthly Base Rent or Additional Rent payment within five (5) business days after delivery of written notice to Subtenant of such failure, or (ii) Subtenant fails to observe and perform any of its obligations under this Sublease within fifteen (15) days after written notice thereof from Sublandlord, except to the extent such default cannot be cured within said fifteen (15) day period, in which event Subtenant shall have such additional time as may be necessary to cure such default so long as Subtenant has commenced cure within such fifteen (15) day period and is diligently pursuing the remedies necessary to cure such default. The acceptance of any late payments of Base Rent or Additional Rent shall not be deemed a waiver of Sublandlord’s rights under this section.

(b) Notwithstanding any other provision herein, Subtenant shall perform all of its obligations hereunder at such times, by such dates or within such periods as Sublandlord shall be required to perform its corresponding obligations under the Sublease. If Prime Landlord shall give any notice of failure or default under the Sublease or the Prime Lease, as applicable, arising out of any failure by Subtenant to perform any of its obligations hereunder (other than payment of money), then Sublandlord shall promptly furnish Subtenant with a copy thereof. If the Sublease or Prime Lease shall provide any grace or cure period for such failure or default then the grace or cure period hereunder shall expire two (2) business days prior to the date on which the grace or cure period under the Prime Lease shall expire. In no event shall this subsection (b) extend the time, date or period by or within which Subtenant is required to perform.

15. Security Deposit. (a) Concurrent with Subtenant’s execution and delivery of this Sublease to Sublandlord, Subtenant shall pay to Sublandlord by bank check or wire transfer of immediately available federal funds the sum of $197,370 (the “Security Deposit”) to be held by the Sublandlord as security for the Subtenant’s performance of all the Subtenant’s obligations under this Sublease. Sublandlord shall retain the Security Deposit in a non-interest-bearing account. Sublandlord shall in no event be obligated to apply the Security Deposit to Rental in arrears or damages for Subtenant’s default, although Sublandlord may so apply the Security Deposit, at its option. The Security Deposit, if not applied toward the payment of Rental in arrears or toward the payment of damages suffered by Sublandlord by reason of Subtenant’s default, shall be returned to Subtenant without interest when this Sublease is terminated or as otherwise provided in this Sublease once Subtenant has vacated the Subleased Premises and delivered possession thereof to Sublandlord in accordance with the terms and provisions hereof. If Sublandlord legally repossesses the Subleased Premises because of Subtenant’s default, Sublandlord may apply the Security Deposit to damages suffered to the date of such repossession and may apply the Security Deposit to such damages as may be suffered or shall accrue thereafter by reason of Subtenant’s default. If Sublandlord applies the Security Deposit in whole or in part, Subtenant shall, upon demand by Sublandlord, deposit sufficient funds to maintain the Security Deposit in an amount equal to $197,370. Failure of Subtenant to deposit such additional security shall entitle Sublandlord to avail itself of the remedies provided in this Sublease for nonpayment of Base Rent and Additional Rent by Subtenant. Provided that no Default by Subtenant then exists (after notice and a reasonable opportunity to cure), on the third anniversary of the Commencement Date, the Security Deposit shall be reduced to $131,580 for the remainder of the Term.

(b) At Subtenant’s election, in lieu of the cash Security Deposit required herein, Subtenant may deliver to Sublandlord a clean, unconditional irrevocable stand-by letter of credit drawn on a Massachusetts clearinghouse bank in a sum equal to the Security Deposit required hereunder, in the form attached hereto and made a part hereof as Exhibit C (the “Letter of Credit”). Sublandlord shall have the right to draw down the Letter of Credit in accordance with the provisions of this Section 15(b) and Section 15(d) hereof. The Letter of Credit and any proceeds thereof drawn down by Sublandlord (the “Security”) shall be held by Sublandlord as security for the payment of all Rental which shall or may become payable for the Term and for the faithful performance by Subtenant of all of the other covenants and agreements made on its part in this Sublease, but Sublandlord shall in no event be obligated to apply the Security to Rental in arrears or damages for Subtenant’s default, although Sublandlord may so apply the Security, at its option. Sublandlord shall have the absolute right to draw on the Letter of Credit in full immediately upon the occurrence of either of the following: (a) Subtenant shall fail to renew or replace the Letter of Credit in accordance with this Article; or (b) Subtenant shall be in default under this Sublease after the expiration of the applicable notice or cure period (a “Default”). If Sublandlord exercises its right to draw down the Letter of Credit and apply the proceeds thereof to satisfy any Subtenant obligation or Default, Subtenant shall, within five (5) business days of the date of Sublandlord’s draw down, replace the Letter of Credit with a new letter of credit complying with the provisions of this Section 15(b), so that the amount of the Security held by Sublandlord shall always be the sum herein set forth or such lesser sum provided by this Lease.

(c) Subtenant shall renew or replace the Letter of Credit at least thirty (30) days prior to its expiration date with a renewal or replacement Letter of Credit complying with the terms of this Article and having an expiration date no earlier than one year from its issuance, and will thereafter renew or replace such renewal or replacement Letter of Credit and each succeeding Letter of Credit thirty (30) days prior to its expiration, so that a Letter of Credit complying with the terms of this Sublease shall continuously remain in effect until the date occurring sixty (60) days after the expiration of the Term.

(d) In addition to its obligations to do so under Section 15(b) and Section 15(c), Subtenant shall replace the Letter of Credit within five (5) business days of receipt of written notice from Sublandlord that the issuer has (i) entered into a supervisory agreement or consent order with the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, or any other state or federal regulatory authority with jurisdiction such issuer; or (ii) become subject to an order or directive of any of the foregoing authorities with respect to the regulation of its activities; or (iii) notified Sublandlord that it shall not (A) honor a draw under the Letter of Credit; or (B) renew or extend the Letter of Credit beyond its then current expiration date.

16. Subordination. This Sublease is subject and subordinate to the Prime Lease and all matters to which this Sublease and the Prime Lease are subordinate, and to any mortgage(s) which may now or hereafter affect such leases or the Building and/or the land on which the Building is located and all renewals, modifications, consolidations, replacements and extensions thereof. This subordination shall be self-operative; however, in confirmation thereof, Subtenant shall execute promptly any commercially reasonable instrument that Sublandlord, Prime Landlord or any mortgagee may request confirming such subordination; provided that no such instrument shall materially increase Subtenant’s obligation sunder this Sublease or materially decrease any rights of Subtenant under this Sublease.

17. Termination and Amendment of Prime Lease. Sublandlord shall not voluntarily terminate the Prime Lease except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Prime Lease, and Sublandlord shall not amend the Prime Lease in a manner adverse to Subtenant in any material respect. If the Prime Lease shall terminate for any reason, then this Sublease shall also terminate. Sublandlord shall not be liable for any such termination unless such termination (a) shall have arisen out of a default under the Sublease by Sublandlord not arising out of a default hereunder by Subtenant or (b) shall have been effected by Sublandlord in violation of this Section.

18. Directory Listings. Subject to the provisions of the Prime Lease, Subtenant may have its name on the building directory in the main entrance lobby to the Building and on the 21st floor elevator directory, provided Subtenant has obtained the prior consent of Prime Landlord to the extent required under the Prime Lease. Subject to the provisions of the Prime Lease, Subtenant may install and maintain, at its sole cost and expense, an identification sign on or next to the entrance door to the Subleased Premises, provided Subtenant has obtained the prior consent of Prime Landlord. The number of names that Subtenant shall have the right to install on the directory shall be equal to Subtenant’s Proportionate Share of the number of names Sublandlord is entitled to install on the directory. Upon the expiration or earlier termination of this Sublease, Subtenant shall remove its identification sign and shall repair any damage caused by said installation and/or removal.

19. Surrender. Upon the expiration or earlier termination of the Term, Subtenant shall vacate, and cause its agents, contractors, employees, subtenants, occupants and invitees to vacate, the Subleased Premises, remove those portions of the Initial Subtenant Work, if any and alterations made by Subtenant, if any, which the Prime Landlord shall require be removed pursuant to the provisions of the Prime Lease and remove all of its furniture and personal property and repair all damage caused thereby and deliver the Subleased Premises in good condition and broom clean, reasonable wear and tear and casualty excepted.

20. Parking. From and after the Commencement Date and during the Sublease Term, Sublandlord shall make available to Subtenant Subtenant’s Proportionate Share of Sublandlord’s allotment of parking spaces pursuant to the Prime Lease, within the parking garage for the Building. Subtenant shall pay the prevailing rate charged by Prime Landlord for such spaces directly to Prime Landlord or the Building’s parking garage operator, at Prime Landlord’s direction.

21. Casualty and Condemnation. Notwithstanding any contrary provision of this Sublease or the provisions of the Lease herein incorporated by reference, Subtenant shall not have the right to terminate this Sublease as to all or any part of the Subleased Premises, or be entitled to an abatement of Base Rent or any other item of Rental, by reason of a casualty or condemnation affecting the Subleased Premises, unless Sublandlord is entitled to terminate the Sublease or is entitled to a corresponding abatement with respect to its corresponding obligation under the Sublease. If Sublandlord is entitled to terminate the Sublease for all or any portion of the Subleased Premises by reason of condemnation or casualty, Subtenant may terminate this Sublease as to any corresponding part of the Subleased Premises by written notice to Sublandlord given at least ten (10) business days prior to the date Sublandlord is required to give notice to Prime Landlord of such termination under the terms of the Sublease.

22. Brokers. Subtenant and Sublandlord hereby represent and warrant each to the other that they have not been represented by or dealt with any broker, finder or other similar person in connection with this Sublease other than Newmark and Colliers (the “Broker”). Each party shall indemnify and hold the other party harmless from and against any and all loss, cost, damage, claim and expense (including reasonable legal fees and disbursements) which the indemnified party may sustain or which may be asserted against the indemnified party by reason of a breach of the foregoing representation by the indemnifying party. Sublandlord shall pay any fee or commission due Newmark pursuant to a separate agreement, and Newmark will pay to Colliers its agreed upon share of such commission.

23. Consent. The validity of this Sublease is conditioned upon Sublandlord obtaining the written consent of the Prime Landlord (the “Consent”) to the terms and conditions hereof. Sublandlord shall submit this Sublease to the Prime Landlord for review and request and use diligent good faith efforts to obtain the Consent. If the Consent is not obtained within sixty (60) days of the date of execution and delivery of this Sublease by Sublandlord and Subtenant (the “Consent Date”), then either party shall thereafter have the right to terminate this Sublease on five (5) business days’ written notice thereof given to the other party prior to the date the Consent shall be obtained, in which event this Sublease shall be null and void and of no further force and effect and Sublandlord shall return to Subtenant any payments made by Subtenant to Sublandlord under this Sublease and each party shall thereupon be released from all further rights and liabilities under this Sublease. Subtenant shall cooperate in good faith and comply with reasonable requests of Sublandlord and Prime Landlord in obtaining the Consent. If Prime Landlord shall deny consent to this Sublease earlier than the Consent Date, then this Sublease shall automatically terminate.

24. Subordination. Pursuant to Article 20 of the Prime Lease, this Sublease shall be subject and subordinate to any Mortgage, and Subtenant shall, when requested, promptly execute and deliver such commercially reasonable documentation to the extent required under the Prime Lease.

25. Counterparts; Electronic Signature. This Sublease may be signed and delivered by facsimile transmission or by pdf attached to an email, or by other electronic means (such as, for example, by DocuSign), and may be signed in counterparts, each of which shall be as legally binding as an original and which together shall form one instrument.

26. Sublandlord’s Consent. In any instance in which Sublandlord is required by any provision of this Sublease or applicable law to not unreasonably withhold consent or approval, Subtenant’s sole remedy shall be an action for specific performance or injunction requiring Sublandlord to grant such consent or approval, all other remedies which would otherwise be available being hereby waived by Subtenant.

27. Attorneys’ Fees. If any action or other proceeding arising out of this Sublease is commenced by either Sublandlord or Subtenant, then the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorneys’ fees, costs, and expenses incurred in the action or other proceeding by the prevailing party.

28. Entirety of Sublease. This Sublease contains the entire agreement between the parties and all prior negotiations and agreements are merged into this Sublease. Any agreement hereafter made shall be ineffective to change, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the parties hereto.

29. Governing Law. The laws of the Commonwealth of Massachusetts shall govern the validity, performance, construction and enforcement of this Sublease.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

SUBLANDLORD:

DataRobot, Inc.

By:	/s/ Matthew Cain
Name:	Matthew Cain
Title:	CFO

SUBTENANT:

Atea Pharmaceuticals, Inc.

By:	/s/ Jean-Pierre Sommadossi
Name:	Jean-Pierre Sommadossi
Title:	Chairman and Chief Executive Officer

EXHIBIT A

PLAN SHOWING THE SUBLEASED PREMISES

EXHIBIT B

COPY OF PRIME LEASE

EXHIBIT C

FORM OF LETTER OF CREDIT